TECHNICAL REPORT
ON THE
BULLMOOSE GOLD PROJECT

Bullmoose Lake, N.W.T.
South Mackenzie Mining District
62° 17'N. Latitude, 112° 44' W. Longitude.
NTS 85 1/7


AIRSTRIP
BULLMOOSE LAKE MINE

Prepared for:
Bullmoose Mines Ltd.,
1177 Roberton Blvd.,
Parksville, BC.
Tel. 250-954-0263
Fax. 604-303-7773

By:
Marvin A. Mitchell, P. Eng.
Mitchell Geological Services Inc.
Suite 1028-470 Granville St.
Vancouver, B C.
Canada. V6C1V5
e-mail marvingeol@hotmail.com
May 6, 2008

C:\REPORTS\BULLMOOSE

Contents

1.0 SUMMARY

Mr. Robert Hughes, President of Bullmoose Mines Ltd., 1177 Roberton Blvd., Parksville, BC. 250-954-0263 Fax 604-303-7773, has requested the writer Marvin A. Mitchell, P. Eng., of Mitchell Geological Services Inc., Suite 1028 -470 Granville St., Vancouver, B.C. V6C 1V5 to update a brief evaluation report to NI 43-101 standards for the Bullmoose Gold Mine, located h South Mackenzie Mining District, Northwest Territories, Canada.

The Bullmoose Lake mine is located 53 miles (88 km) east south east of Yellowknife, N.W.T., at 62° 17'N. Latitude, 112°44' W. Longitude. Best year round access is by aircraft to an all weather DC-3 capable airstrip located north of the Bullmoose mine-site or via float equipped aircraft to Bullmoose Lake near the mine camp. Before and during the operation of the mine, a 28 mile (46 km) winter road from the Ingraham Trail was used to haul bulk freight from Yellowknife during the winter months.

The property consists of one lease totaling 395 acres (160 ha) and four mining claims with an area of 4771 acres (1930 ha).

The Bullmoose Lake gold mine lies within the Slave structural province of the Canadian Shield. The province is comprised of 50% supra-crustals of the Archean Yellowknife Supergroup and 50% granitoid intrusions. Aside from Proterozoic faulting and these intrusions, the area appears to have remained fairly stable since the Archean. Within the map area, the Yellowknife Supergroup consists of mainly of volcanic and sedimentary rocks. Wallis, 1994, points out that these rocks host almost all of the important gold deposits of the Northwest Territories including the Con Mine, Giant, Discovery, Lupin and Salmita.

Gold bearing quartz veins have been documented in over 100 locations within the sediments (Lord 1951) As a rule the quartz veins are localized within zones of sheared and ductily deformed beds within the highly folded rocks of the basin. Mineralization consists of free gold, pyrrhotite and pyrite localized within ore-shoots within the vein structures. Please see Fig. 3.

The mine is located within the turbidites of the Burwash Formation. This formation consists almost entirely of interbedded greywacke-mudstone turbidites that are locally quite variable in character but together form a rather homogenous map unit not readily differentiate in reconnaissance mapping. The Burwash Formation has been completely folded throughout the entire basin Several periods of structural deformation have been mapped within the sediments, including at least two phases of isoclinal folding. Several distinct foliations have been overprinted on the sediments as a result of repeated periods of intrusive activity. In general the beds occur in steeply dipping isoclinally folded belts of varied orientation and wavelength.

There is a general consensus among those who have worked on the structure of the metasediments that the deformation pattern is closely related to the activity of the granites. For example Henderson (1943), although he did not propose a mechanism for the formation of the isoclinal folds, assumed that their original trends were more or less consistent over the whole area but were later reoriented by variably directed forces due to the intrusion of later granitic bodies. Fyson (1975, 1978, 1980) on the other hand suggested that the isoclines and 'elliptical depressions and culminations' that preceded them were due to the diapiric rise of granitic basement and granodioritic intrusions, together with marginal subsidence with accompanying gravitational sliding from the uplifted areas. He felt that the curvature of the fold trends was at least in part related to rising diapirs but was subsequently modified by a late regional

compressive event. Similarly Drury (1977) proposed that the isoclines formed by gravity sliding of the largely unconsolidated Burwash sediments due to the rise of the Defeat granodiorites as diapirs. The form of the isoclines was subsequently modified by periods of inflation and remobilization of the intrusions.

The Bullmoose Lake Mine is located within the structurally deformed metagreywacke Yellowknife Supergroup Burwash Formation. This metagreywacke is a cordiente, andalusrte bearing schist. (Henneberry, 1989). The writer has noted that some, more heavily sheared, areas exhibit large (1-1.5 on) hexagonal plates of chlorite which may indicate retrograde alteration of the cordierite/andalusite mineralization during two or more stages of deformation. Please see Fig. 4.

The metagreywacke grades from a cordierite rich schist to a cordierite poor quartzite. These units probably represent original pelitic mudstone to siltstone beds and coarser arkosic siltstone to sandstone beds. No recognizable marker horizons have been noted thus far. (Henneberry, 1989). The coarser grained sediments tend to weather lighter, generally light to medium grey to light brownish grey with some greenish grey tones. The finer grained sediments tend to be progressively darker so that the finest mudstones tend to be a dark grey to greyish black. Within a bed there tends to be gradation from lighter to darker from the bottom to the top of the bed, reflecting the textural gradation in the sediments. (Wallis, 1994)

The nearest granitoid intrusive is nine miles (15km) to the east of Bullmoose Lake. Both the metagreywacke and the quartz veins are cut by flat lying diabase dikes of Proterozoic age (McGlynn, 1977).

The Bullmoose Fault has been traced on air photographs for approximately two miles. Mapping tentatively suggests a dip-slip fault whereas the Skeeter Fault is mapped as a bedding plain shear. Henneberry, 1989, states that several lenses of gouge were encountered when the Bullmoose and Skeeter Faults were drilled suggesting that large displacements have taken place. At this time only the veins paralleling the Skeeter Fault direction are known to be auriferous. Please see Fig. 5.

Aside from the faulting, the major structural features at Bullmoose lake are (1) a north west to northerly striking syncline with a shallow plunge to the north (F-1) and, (2) an open fold (F-2) which has the form of a steeply dipping anticline with a south westerly-north easterly trending axial plane. This latter fold has folded the (F-1) syncline about itself approximately 1,700 ft north of the decline portal. The writer traced the F-2 fold north to Skeeter Lake in 1976. Tight to isoclinal folding has also been noted in the core of the syncline.

Proven plus probable reserves stand at 36,718 tons at 0,470 oz/ton Au. An. additional 84,937 tons at 0.391 oz./ton Au is Indicated by diamond, drilling

The reader is cautioned that these resource figures were calculated before February 1, 2001 and are not 43-1-01 compliant and should not be relied upon. Bullmoose Mines Ltd. Has not confirmed these figures by conducting a new feasibility study and as of this date is unable to enter the underground portion of the mine to resample the stopes.

Therefore, these historic resources should be considered nothing more than inferred resources.

The It is the company's intention to erect a portable mill on site and mill the 15,000@0.3oz/tonne of broken material in the coarse "ore" stockpile and use the proceeds from this phase of the project to fund the reopening of the underground workings at the mine.

If the stockpile is milled at an estimated 200 tonnes/day this phase of the project will take 75 days plus the time involved to set up camp and the portable mill for a total of 100 days.

If the gold price stays above $800/ounce at 91% recovery the milling operation could generate in the neighborhood of $3,275,000 at an estimated milling cost of $43/tonne milled for a total milling cost of $645,000. These figures are based on milling costs of $19.00/tonne compounded over 20 years at 4.0 % annual inflation since the mine closed in 1987.

The total cost for this work would be $886,875.00 and the total estimated time would be 100 days.

2.0 INTRODUCTION

Mr. Robert Hughes, President of Bullmoose Mines Ltd., 1177 Roberton Blvd., Parksville, BC. 250-954-0263 Fax 604-303-7773, has requested the writer Marvin A. Mitchell, P. Eng., of Mitchell Geological Services Inc., Suite 1028 -470 Granville St., Vancouver, B.C. V6C 1V5 to update a brief evaluation report to NI 43-101 standards for the Bullmoose Gold Mine, located h South Mackenzie Mining District, Northwest Territories, Canada.

The writer worked on the Bullmoose Project during the Summer of 1976 and has previously written a report entitled "PROPERTY EVALUATION REPORT on the BULLMOOSE GOLDPROJECT" for AVANCE VENTURE CORP. This report was completed on March 21, 2000.

The property is now held in by Bullmoose Mines Ltd., a Northwest Territories registered company.

3.0 RELIANCE ON OTHER EXPERTS

The author has depended on opinions by Mr. Robert Hughes about the amount and grade of broken mineralization left by the previous operators (Terra Mines Ltd) on the surface.

He has also accepted a trial budget for the 2008 season which was partially prepared by Mr. Hughes.

The author has no reason to disbelieve any statements that were made by Mr. Hughes.

4.0 PROPERTY DESCRIPTION, LOCATION AND ACCESS

The Bullmoose Lake mine is located 53 miles (88 km) east south east of Yellowknife, N.W.T., at 62° 17'N. Latitude, 112°44' W. Longitude. Best year round access is by aircraft to an all weather DC-3 capable airstrip located north of the Bullmoose mine-site or via float equipped aircraft to Bullmoose Lake near the mine camp. Before and during the operation of the mine, a 28 mile (46 km) winter road from the Ingraham Trail was used to haul bulk freight from Yellowknife during the winter months. See Figure 1

The city of Yellowknife is the major supply point for the district and is serviced by daily flights from Edmonton, Alberta.

Avance International Inc. (now Avance Venture Corp) acquired the Bullmoose Mine Property in 1994. The claims covering the mine area are located on NTS map 85 1/7 and their approximate geographic centre is 62° 17'N. Latitude, 112° 44' W. Longitude. The property formerly consisted of six claims, the TA 1-6 claims and in late June of 1994 the nearby Bell 1-4 mineral claims were staked to complete the property package.

Subsequent to this, AVANCE dropped the Bell 1-4 claims but, in late Summer of 1996, took the claims covering the mine proper, the TA 1-6 claims, to lease. Lease #2775 expires on twenty-one years from the date that the lease was granted or on August 22, 2017.

TABLE 1

MINCLAIM.CLSRNBR	MINCLAIM.SURVEY_NBR	MINCLAIM.SRSUB_NBR	OWNERS NAME	OWNERS.PERCENTAGE	Record Date	Ann. Date
2775	TA 1-6	Active	Bullmoose Mines Ltd.	100	1975-08-22	2017-08-22

http://ism-sid.inac.gc.ca/website/sidvh1/viewer.htm

The actual acreage of the lease totals 395 acres (160 ha) and the annual rental payments are $790 CDN.

On October 13, 2007 four mining claims were staked by Bullmoose Mines Ltd., a Northwest Terrtitories registered company and a wholly owned subsidiary of Avance International Ltd.

These claims are valid for a period of two years and only may be renewed if the claim holder has completed a certain amount of representation work as follows;

- stripping, drilling; trenching, shaft sinking, adit driving, or drifting
- geological, geochemical, geophysical, or other exploratory work as approved by a district geologist
- a survey of the claim as approved by the Surveyor General
- the construction of roads or airstrips which provide access to the claim

The claimholder must complete work to a value of at least $4.00 per acre during the first two-year period. Thereafter, the claim can be renewed on an annual basis, as long as representation work to a value of at least $2.00 per acre is completed each year.

TABLE 2

MINCLAIM.CLSR_NBR	MINCLAIM.SRVEY_NBR	MINCLAIM.SRSUB_NBR	C_OWNERS.OWNER_NAM1	C_OWNERS.PERCENTAGE	Record Date	Ann. Date	Acreage
K06174	BIG BOO 5	PENDING	Bullmoose Mines Ltd.	100	2007-10-18	2009-10-18	2,432
K06175	BIG BOO 6	PENDING	Bullmoose Mines Ltd.	100	2007-10-18	2009-10-18	919
K06173	BIG BOO 7	PENDING	Bullmoose Mines Ltd.	100	2007-10-18	2009-10-18	988
K06172	BIG BOO 8	PENDING	Bullmoose Mines Ltd.	100	2007-10-18	2009-10-18	432

http://ism-sid.inac.gc.ca/website/sidvh1/viewer.htm

The new claims were located using a Garmin GPS to position the posts. Two witness posts were put in; the first is a witness for the north east corner post for the BIG BOO 5 claim which happened to be in the centre of the airstrip. The post was located 100 metres to the south and off of the airstrip. The second witness post was for the common south east corner of the BIG BOO 8 and the north east corner of Boo 6 claim. This post was located 700 metres to the west on the west shore of Bullmoose Lake.

See Figure 2

There are thought to be over 24 known veins on the Bullmoose property, and most of them lie within the BIG BOO 7 claim, the 2775 lease and the BIG BOO 8 claim.

Tailings were deposited during the first 6 months of the previous operation id Berta Lake to the west of the mill and then in Skeeter Lake to the north of the mill. Skeeter Lake has no fish. There appears to be adequate room within the property for camp, mill infra structure and tailings disposal area.

It is not known if there are any royalties, back in rights, payments other agreements and encumbrances to which the property is subject to.

The property appears to have no liabilities to which the property is subject.

The permits necessary to conduct work on the property must be dealt with through the MacKenzie Valley Water Board and the Mines Inspector in Yellowknife.

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The topography is typical of the Canadian Shield with numerous low rocky ridges, swampy areas and lakes.

The Bullmoose Lake Mine is located 53 miles (88 km) east south east of Yellowknife, N.W.T., at 62° 17'N. Latitude, 112°44' W. Longitude.Best year round access is by aircraft to an all weather DC-3 capable airstrip located north of the Bullmoose mine-site or via float equipped aircraft to Bullmoose Lake near the mine camp. Before and during the operation of the mine, a 28 mile (46 km) winter road from the Ingraham Trail was used to haul bulk freight from Yellowknife during the winter months.

Vegetation consists primarily of black spruce, small pine and stunted birch with considerable willow in the swampy or low lying areas. Approximately 50% of the area is outcrop, 30% lake and 20% of the area low, swampy areas.

The sub-arctic summer extends from mid May to mid September and is dominated by long, warm days; mosquitoes and black-flies are common.

Wildlife includes Wolf, Bear, Arctic Hare and numerous birds including Ptarmigan.

Winter begins in early September with breakup in early May. Seasonal temperatures vary from +30° C to -45° C

There appears to be adequate room within the property for camp, mill infra structure ,tailings disposal area , waste disposal areas and potential processing plant sites. There is sufficient supplies of water from any of the small lakes in the area.

See Figure 3.

6.0 HISTORY

The Bullmoose Mine Property was originally staked as the TA claim group in September of 1939 by C. S. McDonald and U. J. Arsenault for the Consolidated Mining and smelting Company. Cominco exploration personnel trenched and diamond drilled the property and sank

a small shaft on the No. 4 vein to a depth of 50ft (15 m) in 1941 and 1942. Twelve tons of hand sorted, high grade material from the No. 1 vein was flown to the Con Mine in Yellowknife and processed as a bulk sample. This sample assayed 17.5 ounces of gold per ton.

Duke Mining from Edmonton, Alberta, optioned the property in 1968 and drilled 62 diamond drill holes in 1969 to test several of the quartz veins. Additional short drill programs were completed in 1970 and 1973.

In 1975, Terra Mining and Exploration Limited negotiated a 50% option agreement with Duke Mining and started underground development by collaring a -15% decline. A small camp was built by the west shore of Bullmoose Lake and the No. 2 vein, near the collar of the decline, was drifted on and stopped at a depth of 50 ft. (15 m) During the winter of 1975-1976 mining machinery was brought in to the property via the snow road.

In 1976 the decline was advanced and the No. 4 vein was drifted on at a depth of 200 ft. The writer was responsible for survey control, sampling and geologic mapping during this period. This program was successful in identifying several short ore shoots.

In 1985 a modular mill and camp facilities were transported to the site and large scaledevelopment was undertaken with levels established from 100 to 700. Developmentidentified a total of 24 veins of which 15 were tested by stoping. Until' shutdown in January of 1987, approximately 54,350 tons of ore was mined and milled to produce anestimated 20,001 ounces of gold.

In July of 1989 R. Tim Henneberry wrote a report on the Bullmoose Lake Gold Mine for Attwood Gold Corp. In September of 1989 Mr. Henneberry up-dated the same report for Mt. Grant Mines Ltd.

A reconnaissance exploration program designed to investigate vein-gold potential in the area surrounding the mine was conducted by Pickwick Explorations Ltd. for Mt. Grant Mines Ltd. from September 24th to October 15th, 1989. The program consisted of prospecting, reconnaissance geological mapping and rock sampling.

Duke Mining from Edmonton, Alberta, optioned the property in 1968 and drilled 62 diamond drill holes in 1969 to test several of the quartz veins. Additional short drill programs were completed in 1970 and 1973.

The property was purchased from a bankruptcy sale in 1999 by William Kockan (President of Terra Mines) and Joanne Tymkiw.

AVANCE INTERNATIONAL INC. (now Lignol Energy Corporation.) acquired the Bullmoose Mine Property in 1994 from the above owners and the nearby Bell 1-4 mineral claims were staked in late June of 1994 to complete the property package.

Subsequent to this, AVANCE dropped the Bell 1-4 claims but, in late Summer of 1996, renewed the lease on the claims covering the mine proper, the TA 1-6 claims. Lease #2775 expires on twenty-one years from the date that the lease was granted or on August 22, 2017

Also in November of 1996 AVANCE commissioned a High Resolution Aeromagnetic survey over the claim group.

AVANCE VENTURES CORP created Bullmoose Mines Ltd. In 2004 as a holding company to hold among other things the Bullmoose Lake gold mine.

On October 13, 2007 four mining claims were staked by Bullmoose Mines Ltd., a Northwest Territories registered company and a wholly owned subsidiary of Hughes Maritime Corp.

7.0 GEOLOGICAL SETTING

7.1 REGIONAL GEOLOGY

7.1.1Lithology

The Bullmoose Lake gold mine lies within the Slave structural province of the Canadian Shield. The province is comprised of 50% supra-crustals of the Archean Yellowknife Supergroup and 50% granitoid intrusions. Aside from Proterozoic faulting and these intrusions, the area appears to have remained fairly stable since the Archean. Within the map area, the Yellowknife Supergroup consists of mainly of volcanic and sedimentary rocks. Wallis, 1994, points out that these rocks host almost all of the important gold deposits of the Northwest Territories including the Con Mine, Giant, Discovery, Lupin and Salmita.

Gold bearing quartz veins have been documented in over 100 locations within the sediments (Lord 1951) As a rule the quartz veins are localized within zones of sheared and ductily deformed beds within the highly folded rocks of the basin. Mineralization consists of free gold, pyrrhotite and pyrite localized within ore-shoots within the vein structures. Please see Fig. 3.

The mine is located within the turbidites of the Burwash Formation. This formation consists almost entirely of interbedded greywacke-mudstone turbidites that are locally quite variable in character but together form a rather homogenous map unit not readily differentiate in reconnaissance mapping. The Burwash Formation has been completely folded throughout the entire basin Several periods of structural deformation have been mapped within the sediments, including at least two phases of isoclinal folding. Several distinct foliations have been overprinted on the sediments as a result of repeated periods of intrusive activity. In general the beds occur in steeply dipping isoclinally folded belts of varied orientation and wavelength.

Over a dozen mines have operated within the map area for various lengths of time since the 1920's Wallis states that gold production has ranged from ten's of ounces at Beaubien Yellowknife through twenty thousand ounces at the Bullmoose Mine, to a million ounces at the Discovery Mine. Generally, production grades ranged from 0.3 to 0.5 ounces per ton mined except at the Discovery Mine where the grade averaged 1.005 ounces per ton.

7.1.2 Structure

The following description is excerpted from Henderson, J.B., 1985, GEOLOGY OF THE YELLOWKNIFE-HERNE LAKE AREA,DISTRICT OF MACKENZIE: A SEGMENT ACROSS AN ARCEAN BASIN, GSC Memoir 414, 135 pp + maps.

"There is a general consensus among those who have worked on the structure of the metasediments that the deformation pattern is closely related to the activity of the granites. For example Henderson (1943), although he did not propose a mechanism for the formation of the isoclinal folds, assumed that their original trends were more or less consistent over the whole

area but were later reoriented by variably directed forces due to the intrusion of later granitic bodies. Fyson (1975, 1978, 1980) on the other hand suggested that the isoclines and 'elliptical depressions and culminations' that preceded them were due to the diapiric rise of granitic basement and granodioritic intrusions, together with marginal subsidence with accompanying gravitational sliding from the uplifted areas. He felt that the curvature of the fold trends was at least in part related to rising diapirs but was subsequently modified by a late regional compressive event. Similarly Drury (1977) proposed that the isoclines formed by gravity sliding of the largely unconsolidated Burwash sediments due to the rise of the Defeat granodiorites as diapirs. The form of the isoclines was subsequently modified by periods of inflation and remobilization of the intrusions.

The model relating the formation and form of the major isoclines to the diapiric uprise of basement and granitic intrusion seems to be generally accepted, although perhaps certain constraints can be applied after consideration of other aspects of the geology reported elsewhere in this report. The basin in which the volcanics were extruded and sediments deposited formed due to partial rifting of a sialic basement, resulting in a terrane of down-dropped grabens and uplifted horsts on the scale of tens of kilometres (McGlynn and Henderson, 1970; Lambert, 1977; Henderson, 1981; this report). Thus the sediments were deposited in a basin contained by buttresses of basement. During the filling of the basin vertical movements continued, both along the margin as well as within the basin with the continued rise (and collapse ?) of basement blocks, most of which are not exposed at the present erosion level. This may have resulted in' the contemporaneous deformation of the supracrustal rocks even as they accumulated. The earliest intrusions, such as those of the Defeat Plutonic Suite, were emplaced as diapirs and, together with continued basement block movement, resulted in the formation of major isoclines due to the sliding away of the sediments from the rising diapir (Fyson, 1975; Drury, 1977). These folds would be constrainedby the basement buttresses at the basin margins and perhaps by others not exposed at the present erosion level. Later intrusions such as the Prosperous Granite may also have had a similar effect, reinforcing, or perhaps interfering with, earlier fold patterns to produce the complex pattern such as that seen at Ross Lake. Other intrusions such as the Redout and Morose granites in the Sleepy Dragon Complex may have caused expansion of the basement block and may be anexplanation of the overturned structure in that vicinity. Thus the major curved isoclines may not have formed as a consequence of a single event but evolved over a period of time as a result of a series of events.

The intruding diapir and/or inflating basement block model may account for the structures between the two Defeat plutonic complexes east and west of Yellowknife (Fyson, 1982) or the curvature of the structure southeast of Ross Lake through Cleft Lake to Desperation Lake.
However, the origin of the broad arching of the structure northeast through Duncan Lake and then southeast to Gordon Lake is less evident, but may be related to the early expansion of the terrane to the south prior to the intrusion of the Prosperous granites that are discordant to the structure.
The relatively low dips in the area northeast of Duncan Lake may be evidence of this early inflation. The origin of the early folds in the southern part of the area between Campbell
Lake and Drever Lake to the southeast is not clear, but mayalso be related to an early inflationary event in the area outlined by the thermal dome. It is difficult to do more than speculate on the original form of the earliest folds. It seems unlikely that they were
long limbed recumbent isoclines or nappes as nowhere wherethere are sufficient data is there any evidence of an underlying limb (that would presumably be recognized by reversed facing direction relative to the upper limb) exposed in the cores of anticlines (Fig. 61, in pocket). In Figure 63 (in pocket) a hypothetical section parallel to the trough of a major synclinorium, as

drawn, shows little relief in the trough of the syncline although at the southwest end of the section the layering swings past the vertical. As the area of interest occurs at the corner of Fortier's (1947) more detailed map and a large Prosperous granite pluton occurs immediately to the southwest, there are insufficient data to determine if this dip reversal represents the nose of an earlier recumbent isocline or, more likely, later interference.

The curved form of the earlier folds has been intensified by the later, more regional, deformational event that imposed the rather consistent north-northeasterly cleavage throughout the area mapped. While the stresses involved in the earlier deformations appear to be related more to local features or events within the area, the direction of stress that resulted in the later deformation was consistent throughout the region. Indeed, what is thought to be the same structure with the same trend also occurs in the Benjamin Lake area (Heywood and Davidson, 1969) some 50 km to the east, (Fig. 75). The consistent attitude and strong development of regional cleavage, with the accompanying production of folds superimposed on earlier structures implies a regional compression in a west- southwesterly - east-northeasterly direction on a regional scale.

Faults

Several fault sets of varied ages occur within the map area. With the exception of the shear zones in the mafic volcanics at Yellowknife (previously described in the section on the Kam Formation) which are. believed to be a gravity slide phenomenon contemporaneous with volcanism, faults of Archean age are not easily documented. The supracrustal basin is thought to be a graben-like structure, so presumably there were basin margin, faults that, however, have not as yet been identified. Several .possible splays from the crvptic basin boundary fault occur in the vicinity of Webb' and Patterson lakes. Jn the Sleepy Dragon Complex and have been discussed earlier. Some of the movement on the unconformity between the relatively minimally deformed volcanics and the highly deformed gneissic basement rocks east of the Cameron River may be Archean, Post-Archean faulting is quite common throughout the area. Several fault sets are present but it is commonly difficult to determine absolute or even relative ages of. movement on these structures. The most prominent of the late faults trend north westerly between 330 and 020@ with an average trend of about 345@. In general the trend changes from north- northwesterly in the west to northerly in the east. These are mainly left lateral transcurrent faults with displacements of up to 4.9 km although most range between 0.5 and 3 km Faults with displacements of only a few kilometers occur throughout the map area, although they are apparently more abundant in the granitic terrane west of Yellowknife Across the 200 km width of the area there is an apparent aggregate displacement of about 40 km with the east side north relative to the west. This is a minimum estimate as only the prominent mapped faults are considered. Prominent sets of parallel, closely spaced lineaments are clearly visible on air photographs of the area, particularly in the granitic terranes. Many of these fractures may also be faults, but without markers this is difficult to demonstrate. A few of these have been mapped as faults in the granitic terrane west of Yellowknife where the displacement can be shown by the offset of diabase dykes."

See Figure 4.

7.2 PROPERTY GEOLOGY

7.2.1 Lithology

The Bullmoose Lake Mine is located within the structurally deformed metagreywacke Yellowknife Supergroup Burwash Formation. This metagreywacke is a cordiente, andalusrte bearing schist. (Henneberry, 1989). The writer has noted that some, more heavily sheared, areas exhibit large (1-1.5 on) hexagonal plates of chlorite which may indicate retrograde alteration of the cordierite/andalusite mineralization during two or more stages of deformation. Please see Fig. 4.

The metagreywacke grades from a cordierite rich schist to a cordierite poor quartzite. These units probably represent original pelitic mudstone to siltstone beds and coarser arkosic siltstone to sandstone beds. No recognizable marker horizons have been noted thus far. (Henneberry, 1989). The coarser grained sediments tend to weather lighter, generally light to medium grey to light brownish grey with some greenish grey tones. The finer grained sediments tend to be progressively darker so that the finest mudstones tend to be a dark grey to greyish black. Within a bed there tends to be gradation from lighter to darker from the bottom to the top of the bed, reflecting the textural gradation in the sediments. (Wallis, 1994)

The nearest granitoid intrusive is nine miles (15km) to the east of Bullmoose Lake. Both the metagreywacke and the quartz veins are cut by flat lying diabase dikes of Proterozoic age (McGlynn, 1977).

7.2.2 Structure

The Bullmoose Fault has been traced on air photographs for approximately two miles. Mapping tentatively suggests a dip-slip fault whereas the Skeeter Fault is mapped as a bedding plain shear. Henneberry, 1989, states that several lenses of gouge were encountered when the Bullmoose and Skeeter Faults were drilled suggesting that large displacements have taken place. At this time only the veins paralleling the Skeeter Fault direction are known to be auriferous. Aside from the faulting, the major structural features at Bullmoose lake are (1) a north west to northerly striking syncline with a shallow plunge to the north (F-1) and, (2) an open fold (F-2) which has the form of a steeply dipping anticline with a south westerly-north easterly trendingaxial plane. This latter fold has folded the (F-1) syncline about itself approximately 1,700 ft north of the decline portal. The writer traced the F-2 fold north to Skeeter Lake in 1976. Tight to isoclinal folding has also been noted in the core of the syncline.

See Figure 5.

8.0 DEPOSIT TYPES

The following description is excerpted from Henderson, J.B., 1985, GEOLOGY OF THE YELLOWKNIFE-HERNE LAKE AREA,DISTRICT OF MACKENZIE: A SEGMENT ACROSS AN ARCEAN BASIN, GSC Memoir 414, 135 pp + maps.

"Gold was first discovered in the Yellowknife area in1898 by E.A. Blakenay on claims within

16 km of the mouth of the Yellowknife River, but it was not until 1934 that serious gold exploration began with the discovery of a high grade gold-bearing quartz vein in the low grade metasediments of the Burwash Formation on the east side of Yellowknife Bay, opposite the present site of Yellowknife (Lord, 1951). The following year gold was discovered in the volcanic Kam Formation on the west side of the bay, which lead to the establishment of the Con mine in 1938 and adjacent Negus mine in 1939. During this period intensive prospecting resulted in the discovery of many of the gold properties in the region (Table 23) of which the Ptarmigan, 10 km northeast of Yellowknife, and Thompson-Lundmark at Thompson Lake 45km northeast of Yellowknife, developed into small, rather short-lived but profitable mines. The largest gold mine in the Northwest Territories, the Giant Yellowknife mine was brought into production in 1948. Both the Con and Giant Yellowknife mines have remained in continuous production since their start, except for a short period at the end of World War II for the Con mine.

Gold in quartz veins

Gold also occurs in quartz veins at many localities in the Burwash Formation metagreywackes and mudstones (Fig. 89). Most are small, high grade prospects that have produced at most less than 16 kg (500 oz.) of gold although some, such as the Ptarmigan mine 10km northeast of Yellowknife, the Thompson-Lundmark mine 45 km north-east of Yellowknife, and Camlaren at Gordon Lake, have produced in total almost 3000kg (100 000 02.). These deposits have been described by Lord (1951), Boyle (1961) Henderson and 3olliffe (1939), Coleman (1957), Wiwchar (1957), Wanless et al. (1960) and Ramsay (1973c). The quartz veins, ranging in size up to many tens of metres long and a metre or so wide, are discordant to bedding, parallel to bedding or occur in the broken axial zones of isoclinal folds. The veins contain, in addition to quartz, less than one or two per cent other minerals including oyrite, sphalerite, galena, chalcopyrite, arsenopyrite, tourmaline, feldspar, and carbonate. Veins with sulphides are more likely to contain gold. Most authors agree that the veins formed due to the formation of dilatant zones during the deformation of the country rocks, although it is possible some of the veins parallel to bedding may be related to chert layers inter- bedded with the sediments. Ramsay (1973c), in his study of several quartz veins south of Prosperous Lake, concluded they formed in dilatent zones after the relaxation of compression caused by the emplacement of the large granite plutons. This would imply more than one age of veining. On the basis of the regional distribution of the vein deposits (Fig. 89) they appear to be concentrated in areas where there is a change in large scale regional structural trends. Thus there is a concentration of deposits at Gordon Lake where the northwesterly trend west of the lake swings around to a northeasterly trend east of the lake. Similarly, north of Ross Lake there is a concentration of deposits where the northerly trend to the west changes to southwesterly through Victory Lake. A third concentration northeast of Campbell Lake marks the change from the northerly trend through Campbell Lake to a more easterly trend north of Buckham Lake.
Boyle (1961) has suggested the quartz and metal content of the veins is derived from the sediments with the mobilization of fluids during metamorphism, although from the distribution of the veins (Fig. 89) there is no apparent grade at which this process is favoured. Ramsay (1973c), on the basis of a fluid inclusion study of the quartz in some of the veins, concurred with Boyle's interpretation."

9.0 MINERALIZATION

The mineralization at the Bullmoose Mine is contained in at least 24 auriferous quartz veins lie in bedding parallel structures such as the north-south trending Skeeter Fault zone with its related shear folding. The quartz veins also appear to be related to zones of weakness associated with the F-2 open fold on the west limb of the F-1 syncline. The quartz veins commonly thicken around the crest of the F-2 fold but do not seem to have much duration on the west limb of the fold. In 1976 the writer discovered approximately twenty of these short, thickened "saddle reef like"quartz veins on the surface between the mine and the south end of Skeeter Lake.

Most of the quartz veins discovered during the underground exploration dip to the east at approximately 80° and within the veins ore-shoots generally plunge at 60-80° to the north, parallel to the plunge of the axial plane of the F-2 fold. Ore-shoot dimensions range from 20 ft to 110 ft averaging about 50 ft. (15 m). Gold mineralization has been located within the ore shoot boundaries to a depth of about 1,200 ft or 365 m. (the limit of drilling to the present).

Gold distribution within the ore-shoots is erratic and is often non-existent outside of the shoot boundaries and occurs as native gold both as fracture fillings and disseminations in the quartz veins.

Sulphide zones occur near the contact of the quartz veins with their enclosing metasediments. The sulphides include pyrite and pyrrhotite, usually 1-5% but occasionally up to 20% and chalcopyrite from trace amounts to 3%. Gold values are generally associated with pyrite and/or pyrrhotite. Minor amounts of scheelite, arsenopyrite, sphalerite, galena and molybdenite are common

Figure 7 is an isometric drawing from Terra Mines Limited, which was included in Wallis, 1996. This figure shows the Bullmoose Mine down to the 700 level. Please note that the veins strike northerly but "hook" to the north west around the nose of the F-2 fold

See Figures 6, 7 and 8.

10.0 EXPLORATION

The Bullmoose Mine area has had no exploration conducted on it by the issuer or any other party since the mine was closed in 1987 except for some geological and geochemical work completed in 1989 and a hi resolution aeromagnetic survey completed in 1996.

11.0 DRILLING

The issuer has performed no drilling at the Bullmoose Mine.

Duke Mining from Edmonton, Alberta, optioned the property in 1968 and drilled 62 diamond drill holes in 1969 to test several of the quartz veins. Additional short drill programs were completed in 1970 and 1973.

Terra Mines Ltd., did some drilling in subsequent years to outline more mineralization.

The author has not included a list of the previously done drilling. The author understands that all of the drill core is still on site but that some of it has spilled out of the boxes. He also does not know the relation between sample length and true thickness, recovery, if the core was sampled geologically and what procedures were used in logging etc.

12.0 SAMPLING METHOD AND APPROACH

The issuer has done no sampling on the property but when future sampling is done, the author recommends that all samples be screened for metallics. This should help to clear up any uncertainties due to the "nugget effect" in the mineralization.

13.0 SAMPLE PREPARATION, ANALYSES AND SECURITY

The issuer has taken no samples from the Bullmoose Lake property but it is expected that samples will be taken when the stockpile of broken mineralization is milled and these will be sent by plane to Yellowknife.

14.0 DATA VERIFICATION

The author not verified the data referred to and relied upon. Most of the data is in report form, was obtained in the 1980's, and was collected by Mr. Hughes and bound into two volumes which were made available to the author.

Normally, the author would have gone up to the Bullmoose mining property but as the mine is now inaccessible due to reclamation work, all that can be seen is the surface area.

15.0 ADJACENT PROPERTIES

There are many properties somewhat similar to the Bullmoose Mine in the area underlain by the Yellowknife super group. These are the Camlaren Mine, the Tundra Mine, the Ptarmigan Mine, the Thompson Lundmark Mine and the Con Mine.

A brief description of the Con and the Thompson-Lundmark mines are as follows:

GEOLOGY OF CON MINE

Con Mine is located in the Yellowknife volcanic belt comprising tholeiitic basalts of the Archean Kam group. The belt trends north-south over a distance of 40 km (25 miles) and averages 3 km (1.8 miles) wide. It is bounded on the west by intrusions of the Western Plutonic Complex and on the east by sediments of the Burwash Formation. All rocks in the area are cross-cut by a series of northwest striking, left-lateral Proterozoic faults.

Ore occurs in shear zones which cut the Kam Formation, approximately a 9-km (5.5 mi) thick volcanic sequence. The formation is composed of massive, pillowed, and variolitic pillowed basalts, inter-layered with tufaceous and cherry tuff beds. Intruding these rocks are numerous Archean gabbro dykes and sills. The last rock forming event was the intrusion of Proterozoic

diabase dykes which cut all rocks including the shear zones. In the vicinity of the Con Mine, the stratigraphy strikes northeast and dips 65 degrees southeast.

Ore has been mined from 3 shear zones, the Con, Rycon-Negus and the Campbell shears, as well as several small isolated quartz veins. The Con and Campbell shears are the major ore bearing structures, both strike north-northwest and dip 50 to 65 degrees west. The Rycon-Negus shears lie between the Con and Campbell shears. These shears strike north and dip 55 to 65 degrees west and intersect the Con shear to the north and Campbell shear to the south. The Campbell is the only shear currently being mined.

THE CON SHEAR ZONE

Ore bodies in the Con Shear comprise tubular quartz zones within sericite-chlorite-carbonate schist. The ore zones rake steeply to the south. Ore bodies vary from 1 m to 12 m (3.28 ft to 39.3 ft) in thickness, extend 15 m to 100 m (49 ft to 328 ft) along strike and as much as 600 m (1968 ft) down dip conforming to the attitude of the enclosing shear zone. Individual quartz veins lie in the schistosity which dips slightly steeper and strike more easterly than the shear zones. Individual quartz veins are distributed in echelon within a larger ore body. Closely associated with the quartz and carbonate are sphalerite, scheelite, sulfosalts and gold. Pyrite and arsenopyrite, the two most abundant sulphides are not restricted to the ore bodies.

THE RYCON-NEGUS SHEAR ZONE

The Rycon and Negus Shear Zones contain a number of narrow, quartz and quartz plus carbonate-filled breccia-zones (Boyle, 1961). These shear zones range up to 8 m (26 ft) in width, but average less than 1.5 m (5 ft) and tend to conform, in strike and dip, to the borders of metagabbro and metadiabase dykes. Shear zones consist of grey, green or buff, flaky chlorite-sericite schist which grades sharply to the unsheared rock (Lord, 1951) and contain tubular ore bodies as much as 120 m (393 ft) in strike length and 300 m (984 ft) long down dip. Widths range up to 4 m (13 ft) but average about 0.75 m (2.5 ft).

Gold-bearing quartz veins are bounded by narrow zones of sericite schist or massive sericite-carbonate rock. Pyrite, the most abundant mineral, is associated with arsenopyrite, sulfosalts, sphalerite, chalcopyrite and gold. Scheelite is abundant in places and the ore may carry as much as 3% tungsten trioxide (WO_3).

THE CAMPBELL SHEAR ZONE

Ore bodies occur primarily in the thicker, more northerly striking portion of the Campbell Shear Zone. Ninety-five percent of the ore mined to date is found where the Campbell Shear Zone is greater than 45 m(147 ft) thick. Ore bodies are tubular and vary from 1.5 m to 18 m (5 ft to 59 ft) in thickness, 15 m to 180 m (49 ft to 590 ft) along strike and up to 180 m (590 ft) down dip. The ore bodies commonly rake steeply to the south.

Ore bodies occur primarily in the thicker, more northerly striking sericite-chlorite-carbonate schist. The veins appear as single veins or veinlet swarms which have been intensely folded, brecciated and boudinaged during repeated movement along the shear zone. The quartz grades from fine to coarse grained and ranges in colour from white, light grey to dark grey and pink. Vuggy quartz is extremely rare.

Gold is concentrated along vein contacts, the axial region of folded veins and occasionally in the schist at vein contacts. Gold also occurs at mineral grain boundaries as small irregular shaped

nuggets, or thin plates and films on fracture planes. Below the 3100 level, the ore is free-milling, but at higher levels, the gold was primarily refractory, being associated with arsenopyrite. Silver is present in the bullion produced from the mine, at a ratio gold:silver of 4:1.

Minor mineral constituents of ore bodies include pyrite, pyrrhotite, arsenopyrite, sphalerite, galena, chalcopyrite, scheelite, tourmaline and several sulfosalts. Pyrite is ubiquitous, but the other minerals occur in erratic, highly variable concentration. There is generally a positive correlation between gold and arsenopyrite, sphalerite, galena and sulfosalts. Total sulphide content does not exceed 15% and is generally less than 8%.

Near the ore bodies, the chlorite schist has undergone varying degrees of alteration and the quartz veins are in contact with schists that consist of different combinations of chlorite, sericite, ankerite and quartz. The relationship between quartz veins and sericite suggests that the alteration is a result of the formation of the quartz veins.

The ore bodies exhibit several mineral zonation trends, all apparently related to depth. Ore changes gradually from refractory on the upper levels to free milling on the lower levels. The refractory ore gold is intimately associated with arsenopyrite which is less abundant at depth. The alteration halo adjacent to the ore bodies decreases in thickness with depth. On the upper levels, the halo can be up to 6 m (20 ft) while on the lower levels, it is only centimeters thick and not uniformly distributed. Both the arsenopyrite and ankerite content decrease with depth while pyrrhotite appears to increase with depth.
http://mmsd1.mms.nrcan.gc.ca/canmet/Geo_evaluation/deposit-e.asp?mineid=24

THE THOMPSON-LUNDMARK MINE

Introduction

The Thompson-Lundmark Mine is located at Thompson Lake, 48 kilometers northeast of Yellowknife, NWT. This was one of the more famous gold mining operations of the Yellowknife area. The site was destroyed in the 1998 forest fires.

Brief History

The property was discovered at the tail end of the original gold rush at Yellowknife. Fred W. Thompson and Roy Lundmark, prospecting for Glyn Burge of the Thompson Prospecting Syndicate, touched down near Hidden Lake in July 1938 and staked 46 claims. The discovery was based on a hunch by Fred Thompson that gold could be found in the rock sediments of the area. Shaft sinking and underground lateral work commenced in 1939. The Thompson-Lundmark company was handicapped by a lack of funds, but a deal with Cominco Limited guaranteed the needed money to put the gold mine into production. The mine produced gold between 1941 and 1943. After a short shutdown period due to conditions of World War II, the mine reopened in 1947. Economic reserves were depleted in 1949 and the mine closed.

Geology and Ore Deposits

The deposit lies within the Archean Age, Burwash Formation of the Yellowknife Supergroup. The mine property is predominantly underlain by knotted quartz-mica schist of metasedimentary origin (greywacke-argillite turbidite). Some ore veins however are associated with unknotted schist. These strata are folded by at least two phases of Archean Age deformation, and

metamorphosed to lower amphibolite facies in a 40 kilometer wide, north trending zone. Many plugs, stocks and plutons of the Prosperous Lake granite suite intrude the Burwash Formation west, northwest and southwest of the Thompson-Lundmark Mine.
The deposit area is underlain by northwest-striking nodular (cordierite+/-andalusite) quartz-mica schists that dip 45 to 65° to the northeast. Most ore veins are interpreted to lie on the east limb of a broad anticline, the axial plane ofwhich lies about 1000 feet southwest of the Kim shaft. The anticlinal axis trends northwest and dips steeply to the northeast. Two veins, the Trail and Lahti appear to lie near the crest of this anticline. The dominant schistocity subparallels bedding in the sediments and most of the ore veins are roughly conformable. Gold bearing quartz veins are grey to white in colour and contain very little other metallic minerals. Gold-barren pegmatite sills and dykes crosscut gold bearing veins. Both the gold bearing veins and the pegmatite dykes are considered to be related to the intrusion of the Prosperous Lake granite suite. A younger set of milky white coloured but gold barren quartz veins also cut the ore bearing veins. Some veins are displaced by faulting although the maximum displacement is only two feet.Seven veins have been identified, three of which have been the focus of mining development. The Fraser vein strikes north and dips 45° east. It ranges from 6 inches to 5 feet wide on surface, averaging 2·5 feet. In underground workings, the best shoot 0·66 ounces per ton gold and measured 560 feet long by an average 1·5 feet wide, to a depth of 750 feet. Diamond drilling traced the vein an additional 300 feet down-dip, encountering some visible gold locally. The hanging wall rock of the Fraser vein is crushed and fractured, parallel to the vein wall in a sheeted zone one foot thick. The footwall is less intensely fractured in a narrower zone. The ore quartz is banded and streaky, and contains a little tourmaline, pyrite, galena and visible gold. The Kim vein is a zone of at least three parallel quartz veins. The zone strikes north and dips 45° east, and is 1800 feet long and 4 feet to 13 feet wide, averaging 6·6 feet wide. Each vein within the zone is up to 6 feet wide but usually less than one foot. The best ore shoot graded 0·38 ounces per ton gold and was 300 feet long throughout a 450 feet depth, in which the average aggregate width of veins was two feet. The Kim ore-bearing quartz is banded and carries toumaline, biotite and sulphides. A two inch thickness of wallrock has been altered to a mixture of minerals including tourmaline and white mica.
Geology and Ore Deposits section extracted and modified from NORMIN.DB, NWT geoscience Office.

16.0 MINERAL PROCESSING AND METALLURGICAL TESTING.

During the period when the Bullmoose mill was operational metallurgical balances were calculated for the years 1986 and 1987. A summary of the balance is as follows:

TONNAGES
(SHORT DRY)

	FEED	TAILS	JIG	FLOT
Mine Final	86,634.03	85,049.85	1.1666	1,583

GOLD IN PRODUCTS

HEAD		HEAD		CONC.	PRODUCTS	IN CIRCUIT
FEED	by	FEED	FINAL			
ASSAY		METAL	TAILS	JIG	FLOT	*DIFFER
20,137		20,808	1,806	10,961	8,040	(670)

* NOTE; "(670) In circuit differ" meaning that the metallics recorded is) products + tails: was greater than recorded in metallics calculated in head feed (sample assay of feed times tonnage).

PRODUCT GRADES
(TROY OUNCES PER TON)

HEAD		HEAD	DISCHARGED	CONC.	PRODUCTS
FEED	by	FEED	TAILS	JIG	FLOT
ASSAY		METAL	ASSAY	ASSAY	ASSAY
0.0232		0.240	0.0212	9,395.94	5.08

RECOVERIES
(%)

OVERALL		PRODUCT RECOVERIES			
CIRCUIT RECOVERIES		BASED ON CALCULATED			
BY MINE	BY METAL	FEED HEADS			
ASSAY	ASSAY	JIG	FLOT	TAILS	TOTAL
91. 03	91.32	2.68	38.64	8.68	100,00

PRODUCT RECOVERIES
BASED ON FEED SAMPLE ASSAY

JIG	FLOT	TAILS	INCIRCUIT	TOTAL
54.43	39.93	8.97	(3.33)	100.00

TOTAL GOLD
(TROY OUNCES)

	FEED ASSAY	FEED METAL	TAILS	JIG	FLOT	NCIRCUIT
JAN/86	N/A	N/A	N/A	N/A	N/A	N/A
FEB	N/A	N/A	N/A	N/A	N/A	N/A
MAR	71	26	14	0	12	44
APR	841	517	71	235	210	323
MAY	1,012	790	86	500	204	222
JUNE	850	1,075	107	586	381	(224)
JUL	1,217	1, 683	92	968	622	(466)
AUG	1,367	1,719	104	1,023	591	(352)
SEPT	1,175	1,325	116	734	475	(150)
OCT	941	1,075	III	533	430	(133)
NOV	1,697	1,887	144	1,054	688	(190)
DEC	1,096	1,016	123	482	411	79
JAN/87	721	488	S7	161	240	232
FEB	1 ,029	960	109	379	471	68
Mar	2,475	2,562	196	1,401	965	(87)
APR	1,786	2,096	203	977	915	(310)
MAY	2,250	1,976	173	1,016	787	273
JUN	1,601	1,601	63	905	633	(0)
TOTAL;	**20,137**	**20,808**	**1 ,807**	**10,961**	**8,040**	**(671)**

There is more data available in a report by David J. Chapman, Process Manager, prepared in 1987 for Terra Mines Ltd.

17.0 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

A report entitled the BULLMOOSE LAKE PROJECT, by G.N. Wollett, P. Geo written in August of 1987, shortly after the bullmoose concentrator was damaged by a fire on July 1, 1987.
A reserve quotation is contained in this report as follows:

"RESERVES AS OF JANUARY 1, 1987

Classification	Tons	Ounces	Ounces per ton
Proven	7,235	2,215	0.306
Probable	18,409	6,848	0.372
Proven + Probable	25,644	9,063	0.353
Broken			
In Stopes	9,221	2,564	0.278
TOTAL	34,865	11,627	0.334
Low Grade Stockpile	34,936	3,002	0.086
Low Grade In Stopes	3,808	351	0.092

In situ and broken reserves remaining after termination of mining in April 1987 have not been estimated."

Mr. Wollett concluded that ;

"Mining of gold-bearing shoots was thorough and produced an estimated 57,082 tons averaging 0.251 ounce gold per ton. A comparison between reserves, mine production and mill head is contained in Table VI. Although this comparison does not balance, it suggests that the grade of Proven and Probable reserves is 21 to 27 per cent higher than the mill head grade. Also some low grade mined was not milled. The best estimate of total mineable tonnage and grade contained in all veins (to about 700 feet below surface) is the sum of Proven, Probable reserves (corrected to mill) as of January 1, 1987 and mill production as of January 1, 1987. This estimate is compared to estimates for other selected similar gold deposits in Table VII. In spite of 11 veins, ounces gold per vertical foot for the Bullmoose Lake deposit is the lowest of all deposits compared. Because the total mineable estimate is approximately equal to that actually mined, I do not believe any mineable material remains. Costs of $362 per ton milled and $1,652 per ounce gold recovered are high because of the large amount of exploration-oriented development and the relative small amount of tons milled and gold produced. All of the above factors indicate that the Bullmoose Lake gold deposit is not viable at current gold prices.

Reserves at the end of operations should be estimated. The Bullmoose Lake mine should not be put into commercial production."

The following figures are quoted from a report prepared by R. Tin Henneberry entitled MINERAL INVENTORY of the BULLMOOSE LAKE GOLD MINE for the Attwood Gold, Group dated July 14, 1989.

This mineral Inventory was calculated from the available data on stope sample sections, 40 scale longitudinal sections and level plans. Each individual ore block is plotted and numbered on 100 scale longitudinal sections.

	PROVEN		PROBABLE		INDICATED	
	tonnage	Grade	tonnage	Grade	tonnage	Grade
2						
3					5764	0.354
4	3408	01.50	6123	0.175	4790	1.453
9			2397	3.417		
A					9791	0. 191
AC					3678	0.278
B	1959	0.143	1920	0.480	3738	0.264
C					2390	0. 132
C2					3770	0.118
E					958	0. 150
F			1294	0.254	3832	0. 243
G			1981	0.105	4945	0.218
H					7471	0.289
I			842	0.182	5880	0.225
I2			2075	0.281	8625	0.424
L			1007	0.197	8048	0.213
L2			6656	0.326	5509	1. 131
M			3243	0,337	5748	0.404
N			2689	0.445		
TOTAL	**5367**	**0.147**	**31315**	**0.526**	**84937**	**0.391**

Proven plus probable reserves stand at 36,718 tons at 0,470 oz/ton Au. An. additional 84,937 tons at 0.391 oz./ton Au is Indicated by diamond, drilling. The reserves are distributed among 19 known veins of the 24 on the property."

Wallis, 1995, removed a resource block of 2,397 tons grading 3.417 Opt gold because the grade was un-cut and influenced the whole of the resource category. Removing this block reduces the probable resource to 28,918 tons grading 0.286 opt gold. Similarly, Proven and Probable resources become 34,285 tons grading 0.260 opt gold.

It is estimated that there are from 10,000 to 15,000 tonnes of broken mineralization remain in the coarse "ore" stockpile near the site of the old mill. Personal communications, R. Hughes.

The reader is cautioned that these resource figures were calculated before February 1, 2001 and are not 43-1-01 compliant and should not be relied upon. Bullmoose Mines Ltd. Has not confirmed these figures by conducting a new feasibility study and as of this date is unable to enter the underground portion of the mine to resample the stopes.

Therefore, these historic resources should be considered nothing more than inferred resources.

18.0 OTHER RELEVANT DATA AND INFORMATION

The author knows of no other data or information that would make this report clearer and not misleading.

19.0 INTERPRETATION AND CONCLUSIONS

The Bullmoose Gold Mine and surrounding lease have an excellent potential for hosting additional vein type gold reserves. Of the 24 veins on the property, 15 have been tested by stoping at various depths. However, large sections of the most important veins, including I,L,L2,L3 and M have not been tested except for scattered drill holes (Henneberry, 1989). At depth,drilling has shown that mineralization continues from the mine bottom at 700 feet (215 m) to at least 1,200 feet (365 m), with the better results occurring in veins A, H, I2, L2 and M. Veins L2 and M although narrow, show impressive gold grades. (8.643 opt gold across 4 ft (1.3 m)).

In his 2001 report the author estimated the replacement value for the old mine workings at $9,648,662. Using an inflation factor of 4% the replacement value would now be $13,204,860.

Inferred resources have been calculated at 36,718 tonnes at 0.470 oz/ton Au additional 84,937 tonnes at 0.391 oz./ton is indicated by drilling. This totals 121,656 tonnes at 0.415 oz Au/tonne or 50,468 ounces of gold. If a gold price of $800/ounce is used, and a 93.34% recovery is used this gold would have a value of $37,677,390.

The Bullmoose Mine remains an asset because the mine itself has been inadequately explored and provides, if de-watered, a reasonable base for underground exploration. The mine site has been cleaned up lessening the chance of environmental liability.

Again, the reader is cautioned that these resource figures were calculated before February 1, 2001 and are not 43-1-01 compliant and should not be relied upon. Bullmoose Mines Ltd. Has not confirmed these figures by conducting a new feasibility study and as of this date is unable to enter the underground portion of the mine to resample the stopes.

The It is the company's intention to erect a portable mill on site and mill the 15,000@0.3oz/tonne of broken material in the coarse "ore" stockpile and use the proceeds from this phase of the project to fund the reopening of the underground workings at the mine.

If the stockpile is milled at an estimated 200 tonnes/day this phase of the project will take 75 days plus the time involved to set up camp and the portable mill for a total of 100 days.

If the gold price stays above $800/ounce at 91% recovery the milling operation could generate in the neighborhood of $3,275,000 at an estimated milling cost of $43/tonne milled for a total milling cost of $645,000. These figures are based on milling costs of $19.00/tonne compounded over 20 years at 4.0 % annual inflation since the mine closed in 1987.
http://mwhodges.home.att.net/inflation.htm#dollarvalue
Black, P.T., 1985, SUMMARY REPORT EVALUATION OF THE TERRA MINES LTD, BULLMOOSE PROJECT, 33pp + maps & photos.

The reader is cautioned that the above figures are estimates.

The company estimates that it will take 6 personnel, including a cook/first aid man for this project. The personnel should include an electrician and a mill man.

20.0 RECOMMENDATIONS

First, the coarse "ore" stockpile should be sampled utilizing backhoe trenches and the samples should be sent to Yellowknife.

A backhoe or excavator and a pickup and 2 quads should be purchased.

Material to build a camp should be purchased in Yellowknife.

Tools and processing equipment should be purchased.

21.0 COST OF RECOMMENDATIONS

6 men@$700/day	420,000.00	
Sustenance 6 men @$100/day	60,000.00	
Gasoline for pickup & small Genset (2,500 Ltr)	3,750.00	
Diesel for Large Genset (10,000 Ltr) 100 x 10H Days	15,000.00	
Man transport Yellowknife/airstrip allow 5 trips	17,500.00	
Sub total	516,250.00	
Contingency @ 25%	129,100.00	
TOTAL	**$645,000.00**	

The following table was supplied by Mr. Hughes.

Rolling stock		
Pickup 1/2 ton-4X4	10,000.00	
Backhoe or Small excavator (to fit into aircraft)	20,000.00	
2 Quads	3,000.00	33,000.00
Camp (All NEW Stuff)		
Four Large Tents or portable garages	4,000.00	
Reverse osmosis plant complete 50 GPD	1,000.00	
Kitchen supplies	2,500.00	
Cooking equipment and small fridge	2,500.00	
Camp cots and sleeping bags (10)	500.00	
Small water pump	500.00	
Medical kit (WCB standard)	1,000.00	
Satellite phone and 6 portable radio's	2,500.00	
Misc towels and supplies (tarps.rope etc	2,500.00	17,000.00
Tools		
Misc wrenches etc.	2,500.00	

Geology and Ore Deposits section extracted and modified from NORMIN.DB, NWT geoscience Office.

http:// ism-sid.inac.gc.ca/website/sidvh1/viewer.htm

Wollett, G.N. 1987, BULLMOOSE LAKE PROJECT,MacKenzie District, Northwest Territories, 20 pp+ maps.

Respectfully submitted,

SIGNED AND SEALED, Marvin A. Mitchell, P.Eng.

Marvin A. Mitchell, P.Eng.
May 6, 2008

MITCHELL GEOLOGICAL SERVICES INC.

Suite 1028, 470 Granville St.,
Vancouver, BC CANADA V6C 1V5
OFFICE: Tel: (604) 684 4297
Fax: (604) 642 4217
Cell: (604) 306 5299

23.0 CONSENT TO USE REPORT

TO: The TSX Venture Exchange, British Columbia Securities Commission

May 6, 2008

I, Marvin Alford Mitchell do hereby consent to the filing of the written disclosure of the technical report titled "TECHNICAL REPORT ON THE BULLMOOSE GOLD PROJECT" dated May 6, 2008, the "Technical Report") and any extracts from or a summary of the Technical Report in a prospectus, and to the filing of the Technical Report with the securities regulatory authorities referred to above.

SIGNED AND SEALED, Marvin A. Mitchell, P.Eng.

Marvin Alford Mitchell, P. Eng.

MITCHELL GEOLOGICAL SERVICES INC.

Suite 1028, 470 Granville St.,
Vancouver, BC CANADA V6C 1V5
OFFICE: Tel: (604) 684 4297
Fax: (604) 684 642 4217
Cell: (604) 306 5299
HOME: Tel: (604) 736 2106
Fax: (604) 736 2170

24.0 CERTIFICATE OF QUALIFIED PERSON

I, Marvin Alford Mitchell, P. Eng., do hereby certify that:

1. I am President of Mitchell Geological Services Inc., Suite 1028, 470 Granville St. Vancouver, BC CANADA V6C 1V5.

2. I graduated with a degree in Bachelor of Science in Geological Engineering, (mining option) from the University of Montana's Montana School of Mines in 1968.

3. I am a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia (Registration Number, 8322)

4. I have worked as a geologist for a total of 38 years since my graduation from university.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I am responsible for the preparation of all of the sections of the technical report titled "TECHNICAL REPORT ON THE BULLMOOSE GOLD PROJECT"

7. I have had prior involvement with the property that is the subject of the Technical Report. The author worked on the Bullmoose Project during the Summer of 1976 and had previously written a report entitled "PROPERTY EVALUATION REPORT on the BULLMOOSE GOLD PROJECT.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9. I am independent of the potential issuer applying all of the tests in section 1.4 of National Instrument 43-101.

10. I have read National Instrument 43-101 and Form 43-101 FI, and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 6 th day of May, 2008

SIGNED AND SEALED, Marvin A. Mitchell, P.Eng.

Marvin A. Mitchell, P.Eng.